Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS IS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT, entered into as of April 30, 2010, by and between Midas Medici Group Holdings, Inc., a Delaware corporation (the “Company”), and Nana Baffour (the “Executive”) (the “Agreement”).

WHEREAS, Company previously entered into an employment agreement with Executive dated as of July 16, 2009 (the “Employment Agreement”), and the parties wish to amend such Employment Agreement, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

1. Notwithstanding anything contained in the Employment Agreement, any reference to a determination to be made by the Board of Directors, shall be made by the Compensation Committee of the Board of Directors, if one shall then be appointed.  Executive agrees that he shall not be a member of the Compensation Committee.

2. With respect to any discretionary bonus payment or bonus options to be awarded to the Executive, the goals for determining such bonus amounts may include measured improvement in EBITDA, stock price, revenue growth, operating margins, earnings, value added acquisitions and fund raising activities, which are intended to build long-term shareholder value.

3. Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

3.2  Bonus Payment. In addition to the Base Salary, Executive shall be paid an annual cash bonus in the discretion of the Board of Directors (the “Bonus”).  The Bonus shall be paid to Executive within 30 days after the end of each anniversary of this Agreement.  The amount of such Bonus shall be targeted in a range from 0% to 250% of Base Salary, assuming Executive meets performance goals set by the Board of Directors, on a year to year basis.

In addition, the Executive’s target Bonus range will be reviewed, from time to time, and may be adjusted (upward, but not downward) at the discretion of the Board, including as a result of performing services for Company’s subsidiaries and affiliated companies.

4. Section 5(e)(viii) of the Employment Agreement is hereby amended to read in its entirety as follows:

(viii) the aggregate amount of compensation and other benefits to be received by Executive pursuant to Sections 3.1 hereof for any twelve full calendar months shall be less than 100% of the amount received by Executive pursuant to Section 3.1  hereof during the comparable preceding period without agreement by Executive in writing.

5. Executive acknowledges and agrees that all compensation payable to Executive by Company or any direct or indirect subsidiary of Company shall be governed by the Employment Agreement, regardless of which entity actually pays such compensation.

6. All other terms and conditions contained in the Employment Agreement remain in full force and effect.

7.	Additional Provisions.

a.	Severability

. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

b.	Governing Law

.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

c.	Venue

.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

d.	Interpretation

. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

e.	Counterparts

.  This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MIDAS MEDICI GROUP HOLDINGS, INC.

By:	/s/ Johnson Kachidza
Johnson Kachidza,
Co-Executive Chairman and President

Executive

/s/ Nana Baffour
Nana Baffour

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